EXHIBIT 4.36



                             CONTRACT OF EMPLOYMENT

                         ______________________________




                    DATE: JANUARY 1ST, 2005 (EFFECTIVE DATE)




                                     BETWEEN

      WORLD GAMING PLC. OF MINERVA HOUSE, 5 MONTAGUE CLOSE, LONDON SE1 9BB

                                 ("THE COMPANY")


                                       AND


          JONATHAN MOSS OF 1, WHARF ROAD, STAMFORD, LINCS, PE9 2DU, UK

                                ("THE EMPLOYEE")



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                            EMPLOYMENT AGREEMENT WITH
                                WORLD GAMING PLC.

1.       INTRODUCTION

         The terms and conditions of this agreement set out the particulars of your employment with the Company ("the Contract"). Your employment with the company will commence on 1st January 2005 (the "Effective Date"). No employment with a previous employer will count as part of your continuous service.

         You warrant that by entering into and performing your obligations under this Contract, you will not be in breach of any agreement with or obligation owed by you to any third party. You undertake to indemnify and hold harmless the Company against all claims, costs, damages liabilities and expenses which the Company may incur in connection with any claim that you were, or are, not so at liberty.

         Without prejudice to the generality of the preceding paragraph, you warrant that by entering into and performing your obligations under this Contract, you will not:

         (a) make use of or discuss any trade secrets or confidential information about the business or any previous employer that you obtained or became aware of during the course of your employment with any previous employer, save that this clause shall never prevent you from using your stock in trade, and

         (b) for a period of 12 months after the termination of your employment with any previous employer after the termination with any previous employer, solicit or endeavour to solicit for the purposes of employment or engagement or offer employment or engagement to or employ or engage any senior employee or consultant or any previous employer with whom you have worked closely in the period of 12 months prior to the termination of your employment with that employer.

2.       TERMS OF EMPLOYMENT

2.1      JOB TITLE
         You are employed as Director of Sales and Marketing of the Company and of such other companies in the Group (as hereinafter defined) as the World Gaming Board of Directors (the "Board") and Employee may agree upon. You will report to the Board.

         Job Description:

         o To be responsible for the implementation of sales and marketing plan as agreed by the Board
         o  Involvement in setting of strategic direction of the Company
         o  Hiring and management of sales and marketing staff
         o  Direct sales of licenses o Affiliate marketing in US and UK
         o  Other projects as agreed by the Board

         The job description may from time to time be amended by the Company and in addition to the duties set out you may from time to time be required to undertake additional or other

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         duties as necessary to meet the needs of the Company which may include working for other companies within the World Gaming Corporate Group ("the Group").

         During your employment you will:

         o devote the whole of your attention and abilities to carrying out your duties under this Contract;
         o faithfully and diligently perform such duties and exercise such powers consistent with them as the Board may from time to time assign and confer on you;
         o (if and so long as the Board directs) perform and exercise the said duties and powers on behalf of any company in the Group;
         o Do all in your power to protect promote develop and extend the business interests and reputation of the Company and the Group;
         o At all times and in all respects conform to and comply with the Memorandum and Articles of the Company (as amended from time to time) and with the lawful and reasonable directions of the Board; and
         o Promptly give the Board all such information explanations and assistance at it may require.

         You may be required to carry out your duties and exercise your powers from time to time jointly with any other person as may be reasonably appointed by the Board to act jointly with you and the Board may at any time require you, without compensation, to cease to perform and/or exercise the said, or any, duties or powers.

2.2      REMUNERATION
         Base Salary of (pound)100,000 payable in twelve equal monthly installments. You will not be entitled to any fees in respect of any office you hold (including but not limited to being a Board member if you should be so selected ( in or on behalf of the Company and any other company in the Group.

         Remuneration will be reviewed by the Board on or before 31st December 2005 and then annually thereafter. There is no automatic right to a salary increase.

         Your remuneration is payable in arrears in accordance with the Company's normal payroll policy but at least monthly.

2.3      COMMENCEMENT OF EMPLOYMENT; OUTSIDE DATE OF COMMENCEMENT
         Your employment with the Company shall commence on 1 January 2005 or on an earlier or later date as agreed by the parties (subject to the limit set forth herein). You have advised the Company that you will have terminated your prior employment by January 1, 2005 and will be free to enter into this Contract without being in violation of any other agreement; however, if for any reason whatsoever you are still unable to commence full time employment with the Company by March 1, 2005, then this Contract shall be null and void and you shall not be entitled to any of the benefits set forth herein and the Company will not be entitled to your services.

2.4      PLACE OF WORK
         Your normal place of work will be in the United Kingdom and may include the other Company offices in St. Johns, Antigua, and Vancouver, Canada or an affiliate or associated Company within the Group. You may be required to work at other locations from time to time to meet the needs of the Company's business, both inside and outside the UK. You

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         may be required to travel on the business of the Company to such places as may be reasonably necessary for the proper performance of your duties, both inside and outside the UK.

2.5      EXPENSES
         You are entitled to reimbursement of all reasonable or approved, travelling and incidental expenses and work expenses as agreed (eg. mobile phone, internet access) properly incurred by you in the course of your employment subject to production of the appropriate receipts and on such basis as may be laid down by the Company from time to time. The CEO or another Board member shall approve such expenses.

         You shall be entitled to travel in business class on any flights of more than 4 hour's duration.

2.6      HOURS OF WORK
         2.6.1    Your hours of work are between 9.00am and 5.30pm.

         2.6.2 You may be required to work such additional hours as may be necessary in order to perform your duties satisfactorily. No overtime is payable for work in excess of the normal business hours.

         2.6.3 Because of the autonomous nature of your role, the duration of your working time is not measured or monitored, or determined by the Company and the limit on weekly working time set out in Regulation 4 of the Working Time Regulations 1998 does not apply to your employment.

2.7      HOLIDAYS AND LEAVE

         2.7.1    25 working days excluding normal Bank or Public holidays.

         2.7.2     Normal Public Holidays are usually not working days.

         2.7.3 Holidays must be taken at reasonable times so as not to disrupt the management of the Company.

         2.7.4 The CEO must approve holidays in excess of 2 consecutive weeks.

         2.7.5 Any request for special leave for reasons other than holidays or sickness should be made to the CEO.

         2.7.6 On termination of your employment other than for gross misconduct, outstanding holiday entitlement will be paid on a pro-rata basis at 1/260th of annual salary for each day owing (based on an accrual rate of 2.08 days' holiday per month). Deductions from final salary due to you on termination of your employment will be made in respect of any holidays taken in excess of entitlement on the same basis. The company reserves the right to require you to take holidays during any period of notice.

2.8      SICKNESS ABSENCE

         2.8.1 If you are absent due to sickness or injury you must inform an executive member of the Board on the first day of absence. If you are absent for more than seven

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                  calendar days you must on the eighth calendar day of absence advise the Board of Directors of the Company who may request that you provide a medical certificate stating the reason for absence and thereafter provide a like certificate each week to cover any subsequent period of absence. The Company reserves the right to ask you to undergo a medical examination.

         2.8.2 Subject to you complying with this clause, you will be paid your salary (inclusive of Statutory Sick Pay) during and periods of absence form work due to sickness up to a maximum of 60 days in any 52 consecutive weeks.

         2.8.3 Any payments to you whilst you are absent due to sickness or injury for more than 60 days shall be at the discretion of the Company's Board of Directors, subject always to the Company meeting its obligations to pay Statutory Sick Pay.

2.9      PENSION

         The Company shall comply with its obligations under the Stakeholder Pension Scheme Regulations 2000. The Company will not make any contributions on your behalf to any pension scheme.

2.10     PRIVATE HEALTH CARE

         Subject to cover being available on normal terms and to you complying with the rules of the insurer, the Company shall either provide reasonable health care benefits for you or provide an allowance for you to obtain such insurance with appropriate opportunity for health coverage for your immediate family (spouse and children). The policy shall include life and disability insurance for yourself only. Any such benefits shall be approved by the Board of Directors of the Company. In the event that the insurer does not make any payment under its scheme, the Company will not be liable to make any payment to you.

2.11     CONFIDENTIALITY

         2.11.1 You shall not either during your engagement or thereafter use to the detriment or prejudice of the Company or any associated Company or, in except in the proper course of your duties, divulge to any person, firm or Company any trade secret or any other confidential information concerning the business of the Company or any associated Company including in particular, and without limitation:

                  2.11.1.1 know-how relating to the Company's or any associated
                           Company's projects;

                  2.11.1.2 details of research projects (including their
                           organisation and staff involved);

                  2.11.1.3 lists and details of customers and former customers of the Company or any associated Company;

                  2.11.1.4 prices and charges of the Company or any associated
                           Company;

                  2.11.1.5 any accounts, finance, contractual arrangements or intellectual property (whether owned or licensed by the Company or any associated Company;

                  2.11.1.6 other dealings, transactions, relationships or
                           affairs of the Company or any associated Company; or

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                  2.11.1.7 any information in respect of which the Company or any associated Company is bound by an obligation of confidence to a third party.

                  You may have at any time received and you shall use all reasonable endeavours to prevent the publication or disclosure of any such information. These obligations shall continue to apply after termination of the Contract but shall cease to apply to information which shall come into the public domain other than by a breach of this clause 2.11 or which for any other reason, other than through the Employee's default, shall have ceased to be confidential.

         2.11.2 All records documents files accounts and any other papers including private notes and memoranda concerning the Company its clients and all copies and extracts of them made or acquired by you in the course of your employment shall be used for the purposes of the Company only and shall be the property of the Company and shall be returned to it on demand any time and without demand on the termination of your employment.

2.12     RESTRICTION ON OTHER EMPLOYMENT

         The employment contemplated hereunder is for your full time services. You may not without the prior written consent of the Company engage in any form of business or employment other than your employment with the Company whether inside or outside your normal hours of work. Any such employment shall be considered as cause for termination.

2.13     PERSONAL PROPERTY

         The Company accepts no responsibility for loss damage or theft of personal property belonging to members of staff wherever this may occur. Staff are recommended to arrange suitable insurance cover of their own.

2.14     NOTICE OF TERMINATION OF EMPLOYMENT

         2.14.1 Your employment may be terminated by either you or the Company without any reason giving to the other not less than six months written notice.

         2.14.2 The Company reserves the right to terminate your employment without notice, or without full notice, and to make a payment in lieu of notice. The said payment in lieu of notice shall be of a sum equal to the value of your basic salary only which you would have received during the relevant period of notice or part thereof.

         2.14.3 Subject to the rules of the relevant stock option plan, if in the event either party terminates that employment without cause, all stock options will continue to vest until the six month period is completed.

         2.14.4 Where either you or the Company gives notice to terminate this Contract under clause 2.13.1 or if you resign without notice and the Company does not accept your resignation or if you are suspended, the Company may in its absolute discretion for all or part of the notice period under clause 2.14.1 or your suspension exclude you from its premises; and/or requires you to carry out specified duties for the Company or to carry out no duties; and/or resign from any office; and/or instruct you not to communicate with suppliers, customers, executives, agents or representatives of the Company or any Company within the Company's Corporate

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                  Group, until your employment has terminated. During your
                  notice period you will be entitled to be paid salary and all other contractual benefits in accordance with this Contract.

         2.14.5 On termination of your employment for whatever reason, you shall immediately tender your resignation to the extent you may be a director of the Company any other company in the Group and from any other offices that you hold by virtue of your employment with the Company. In the event of the termination of your employment or the commencement of any period of suspension under clause 2.14.4 above, you hereby authorise the Company to appoint someone to be your attorney and in your name and on your behalf to sign, execute and do all such things as the Company thinks necessary or desirable to fully implement the resignations referred to in this Contract.

         2.14.6 On termination of employment for whatever reason you will immediately return to the Company all reports, discs, software, confidential information, documents, notes, correspondence, data, any copies thereof and other property belonging to the Company which are in your possession, power or control.

         2.14.7 The Company reserves the right to terminate your employment without notice and without compensation or payment in lieu of notice in certain circumstances, including but not limited to, the following:

                  (a)      you are guilty of misconduct
                  (b) you commit any serious or repeated breach of your obligations, whether under this contract , or otherwise, including refusing or neglecting to comply with reasonable and lawful order;
                  (c) you commit any material act of dishonesty whether relating to the Company or otherwise;
                  (d) you become bankrupt or enter into any composition or arrangement with or for the benefit of your creditors;
                  (e) you become of unsound mind or are or become a patient for the purposes of any statute relating to mental health;
                  (f) you are or become prohibited by law from being a director;
                  (g) you resign as a director of the Company without the Board's consent;
                  (h) you are guilty of any material misconduct tending in the reasonable opinion of the Board to bring yourself or the Company into disrepute; or
                  (i) you become incapacitated for any cause whatsoever from performing your duties under this Contract for more than 26 weeks in aggregate in any period 52 consecutive weeks.

2.15     SECURITIES
         You agree to observe the provisions of any law, rule, regulation or code in relation to dealings in securities and such other law, rule, regulation or codes, guidance or statements which the Company is obliged to comply with or which have been or are adopted by the Company.

2.16     OPTIONS

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         You shall be granted the following options in the Company pursuant and in accordance with the Company's 2001 Share Option Plan:

         o        Options to purchase 500,000 shares of the Company's shares
                  (ADRs) issued at price of closing for the first day of signing this agreement, all of which will have a 2 year vesting period.
         o 150,000 conditional performance based options issued at price of closing for the first signing of this agreement, all of which will have a 2 year vesting period in addition to such performance requirements. These options will be conditional on reaching agreed performance criteria over the first 2 years of employment. The performance goals shall be agreed with the Board

         All options shall have a 5 year exercise period or the life of the plan, whichever is first. Additional options may be made available in the future at the discretion of the Board. Terms and conditions other than as set forth above shall be in accordance with the 2001 Share Option Plan.

         If in the event of a change of control in the Company all issued options shall vest immediately. A "Change of Control" shall be deemed to have occurred upon any of the following events: (i) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the stock of the Company where the stockholders of the Company before such sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company; (ii) a merger in which the stockholders of the Company before the merger do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company; or (iii) the sale, exchange, or transfer of all or substantially all of the Company's assets (other than a sale, exchange, or transfer to one or more corporations where the stockholders of the Company before such sale, exchange, or transfer retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the corporation(s) to which the assets were transferred).

2.17     RESTRICTIONS AFTER TERMINATION OF CONTRACT

         2.17.1 You acknowledge that in the ordinary course of your employment, you will be exposed to confidential information of the Company which may not be readily available to the others engaged in a business similar to that of the Company or to the general public and which if disclosed will be liable to cause significant harm to the Company. You agree that the provisions of clause 2.16 are necessary and reasonable and to protect the legitimate interests of the Company and its customers.

         2.17.2 On the termination of your employment, you agree that you will not, without the prior written consent of the Company, directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as principal, shareholder, director, executive, agent, consultant, independent contractor, partner or otherwise:

                  2.17.2.1 for a period of six months from the date of
                           termination of your employment with the Company ("the Termination Date") be engaged, concerned or interested in, or provide technical, commercial, or professional advice to, any other business which

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                           supplies Relevant Products or Services in competition
                           with the Company or any Company within the Company Corporate Group;

                  2.17.2.2 for a period of six months from the Termination Date be engaged, concerned, or interested in any business which at any time during the Relevant Period has supplied Relevant Products or Services to the Company and with whom you had material dealings in the Relevant Period or is or was a Relevant Customer of the Company and whom you had material dealings in the relevant Period if such engagement, concern or interest causes or would cause a supplier to cease or materially reduce its supplies to the Company or the Relevant Customer to cease or materially reduce its orders or contracts with the Company;

                  2.17.2.3 for a period of six months from the Termination Date so as to compete with the Company, canvass, solicit or approach or cause to be canvassed, solicited or approachable any Relevant Customer with whom you had material dealings in the relevant period for the sale or supply of Relevant Products or Services or endeavour to do so;

                  2.17.2.4 for a period of six months from the Termination Date solicit, induce or entice away from the Company, employ, engage or appoint or in any way cause to be employed, engaged or appointed any employee (with whom you had material dealings in the Relevant Period) of the Company whose annual gross salary is (pound)30,000 or more, and who holds a senior sales, technical or managerial position in connection with any business in or proposing to be in competition with the Company whether or not such a person would commit any breach of his or her contract of employment or engagement by leaving the service of the Company;

                  2.17.2.5 use in connection with any business any name which includes the name of the Company, or is similar to it; or

                  2.17.2.6 for a period of six months from the Termination Date directly or indirectly, interfere with the continuance of supplies to the Company from any suppliers who have been supplying materials or services to the Company at any time during the six month period prior to the Termination Date and with whom you have had personal contact in the Relevant Period

         2.17.3 Each covenant contained in clause 2.16 shall be construed as a separate covenant and, if one or more of the covenants is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade the remaining covenants shall continue to bind you.

         2.17.4 Whilst the covenants in clause 2.17 are considered by the parties to be reasonable in all the circumstances as at the date of the Contract, the Company may by notice in writing to you will reduce in whole or in part the extent or duration of the restrictions in them in such manner and to such extent as the Company in its absolute discretion determines and you then agree to be bound by such additional

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                  covenants in the form reduced and the validity if any other covenant and provision contained in the Contract shall not be affected. Further, both you and the Company agree that the periods referred to in clause 2.17.2 will be reduced by one day for every day during which you are excluded from the Company's premises pursuant to clause 2.14.3 and/or not required to undertake your duties as set out in this Contract.

         2.17.5 If you apply for or are offered new re-employment, or a new engagement, before entering into any related contract, you will bring the terms of the Contract to the attention of the third party proposing directly or indirectly, to appoint or engage you.

         2.17.6   For the purposes of clause 2.17:

                  2.17.6.1 "Relevant Customer" means any Company within the
                           World Gaming Corporate Group or any third party with whom any Company within the World Gaming Corporate Group has entered into an arrangement or agreement within twenty four months of the Termination Date;

                  2.17.6.2 "Relevant Period" means the period of 12 months
                           ending on the date your employment terminates; and

                  2.17.6.2 "Relevant Products or Services" means products or services which are of the same kind as or of a materially similar kind to or competitive with any products or services or supplied by the Company within the six month period to the Termination Date and with which products or services you had dealings with in the final 12 months of your employment.

2.18     INTELLECTUAL PROPERTY RIGHTS

         2.18.1 Subject to the Patents Act 1977 and the Copyright, Designs, and Patents Act 1988, any invention, design, or copyright work, including without limitation all documents, data, drawings, specifications, articles, computer programmes, object codes, source codes, network designs, business logic, notes sketches, drawings, reports, modifications, tools, scripts, or other items ("Works"), made by you during the course of your employment with the Company (whether or not in the course of your duties) shall immediately upon creation or performance vest in and shall be and remain the sole and exclusive property of the Company; and you hereby irrevocably and unconditionally assign to the Company, all right, title and interest in and to the same.

         2.18.2 You must promptly notify the Company of any Works which you create, which will become absolute property of the Company and you hereby unconditionally waive in favour of the Company all rights (if any) you may have under Chapter IV (moral rights) of the Copyright, Designs and Patents Act 1988 (or any foreign corresponding rights) in connection with the authorship of any Works, wherever in the world enforceable, including without limitation the right to be identified as

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                  the author of such Works and the right to not have such Works altered or subjected to derogatory treatment.

         2.18.3 You agree to execute any formal and additional assignment required by the Company to vest or confirm the vesting in it of all rights in any Works as set out in this Clause 2.18 at the expense of the Company.

         2.18.4 You hereby authorise the Company to appoint someone to be your attorney and in your name and on your behalf, to sign, execute and do all such things as the Company thinks necessary or desirable to fully vest or confirm the vesting in it of all rights in any work as set out in this Clause 2.18

         2.18.5 The terms and obligations of this Clause 2.18 shall survive the expiry or termination of your employment for any reason.

2.19     BONUS

         2.19.1   Executive Bonus

                  Subject to you being employed by the Company at the date of payment and not having received or given notice to terminate your employment at that date, you may be entitled to an Executive Bonus which such bonus shall be in the absolute and sole discretion of the Board; however, any such Bonus if agreed by the Board may be determined on the following basis:
                  The Executive Bonus shall be calculated in an amount equal to 50% of your then salary allocated as follows:

                  i) A Company Performance Bonus on an amount of 25% of your base salary from time to time of such Bonus is based upon the Company reaching 80% to 125% of the target net operating profit approved by the Board based on recommendation to the Board of the CEO ("Target"). For example if 120% of Target is reached then the bonus is calculated by Bonus x 120%.

                  ii) Personal Performance Bonus is calculated on an amount of 25% of your base salary from time to time of such bonus will be made up of specific revenue generation targets to be agreed by CEO and the Board with the possibility of obtaining an amount equal to 20% for over achievement. No portion of the Personal Performance Bonus shall be paid if less than 50% of the total revenue generation target is reached. For example, if 35% of total sales revenue target is made for the year then no bonus is paid, if 75% of sales target is reached, then 75% of bonus is paid. If 150% of sales bonus is reached, then 120% of bonus is paid.

                  Bonuses shall be paid on or before 1 April following the end of the Bonus period of 31 December.

                  If your contract is terminated after the Executive Bonus has been earned on 31 December but before the actual payment of the Executive Bonus on 1 April, the Company must still pay the Executive Bonus in full.

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         2.19.2   Deferred Bonus

                  75% of the aggregate of 3 years Executive Bonuses actually paid, including any bonus due at the end of December 2007, only in the event that you are still employed by the Company three years from the date you actually begin your employment (e.g. if you begin on January 1, 2005 then this Deferred Bonus is payable before 1 April, 2008 ) and not having given or received notice to terminate (e.g. If bonus is (pound)50,000 for 3 years, then 75% of (pound)150,000 equals (pound)112,500).

                  This Deferred Bonus which is for employee retention would be payable in the event of i) wrongful termination or ii) change of control of the Company after which you are terminated, but not if the employee voluntarily leaves or is dismissed in accordance with this Contract.

         2.18.3 The Company reserves the right in its absolute discretion to vary the terms of and/or the level of bonus payable under any agreed scheme. No bonus shall be paid to you if the Company does not reach it's annual Company Performance Bonus as determined by the Board.

3.       PROFESSIONAL REQUIREMENTS

         You must retain and hold during your employment any professional qualifications that the Company considers to be necessary or desirable for the performance of your duties under this Contract. The Company agrees to cover the reasonable cost of maintaining these qualifications.

4.       GRIEVANCE AND DISCIPLINARY PROCEDURE

         4.1 If you have any grievance relating to your employment you should refer it in writing to the CEO or the Board. The CEO will discuss your grievance with you in a meeting and will notify you of his or her decision in writing following such meeting. In the event that you are dissatisfied with the CEO's decision, you may appeal against it in writing to the Board. The Board will convene a meeting with you to consider your appeal and will notify you of its decision thereafter in writing. You accept that the Board's decision following any discussions and consultation about the matters shall be final.

         4.2 Any issues of a disciplinary nature will normally be investigated by the CEO (during which time you may be suspended from work) who will decide what, if any, action is necessary. You will be notified in writing in the event that any disciplinary issue arises in respect of you and will be informed of the allegations and of the evidence relating to them. A disciplinary hearing will then be convened with the CEO, at which you will have the opportunity to present your case. The CEO will notify you in writing of his or her decision and of any disciplinary action that he or she deems necessary following the disciplinary hearing. If you wish to appeal against the CEO's decision, you may do so in writing to the Board within 7 days of receiving written notification of the CEO's decision. The Board will convene a meeting with you to consider your appeal and will notify you of its decision thereafter in writing. You accept that the Board's decision shall be final.

5.       HEALTH AND SAFETY AT WORK

5.1 You are reminded that you have a statutory duty to familiarise yourself with and to observe all health and safety rules and take all reasonable care to promote the health and safety at work of yourself and your fellow employees.

5.2 The Company is required to keep records of your working time under the Regulations and you will comply with the recording policies and/or requirements of the Company from time to time in order that such records may be accurately maintained.

6.       ACCEPTANCE OF GIFTS

         You may not without prior written consent of the Company accept any gift and/or favour of whatever kind from any customer, client or supplier of the Company or any prospective customer, client or supplier of the Company or any third party whatsoever.

7.       POSITIVE WORK ENVIRONMENT

         In order that the Company may maintain a positive work environment for all employees, you are required not to engage in or permit any fellow employee to engage in any sexual, racial religious, belief, disability related, sexual orientation related or other harassment of or unlawful discrimination against any person (whether or not another employee of the Company) in the course of your work or your employment by the Company. A copy of the Positive Work Environment Policy is included in the Company's employment policies manual.

8.       AMENDMENTS

         Further changes in the particulars of the terms and conditions of your employment will be notified to you by circular. All the foregoing terms shall continue to apply to the employment notwithstanding any changes in remuneration.

9.       COLLECTIVE AGREEMENTS

         There are no collective agreements that directly affect the terms and conditions of your employment.

10.      OVERPAYMENT AND DEDUCTION

         If at any time money is owed and payable to the Company by you whether under the provisions of this contract or otherwise you agree that the Company may deduct the sum or sums owing to the Company from any payment due to you from the Company under the Contract.

11.      ADDITIONAL EMPLOYMENT POLICIES

         The Company's policies relating to Parental Leave and Time Off for Dependents are included in the Company's employment policies manual.

12.      DATA PROTECTION

         12.1 You agree that by signing and dating this Contract, you have given consent to the Company to processing personal data concerning you in order to properly fulfil its obligations to you under this Contract and as otherwise required by law in relation to your employment in accordance with the Data protection Act 1998 ("the DPA"). Such processing will principally be for your personnel, administrative and payroll purposes.

         12.2 You accept and acknowledge that, if you are required at anytime to work on behalf of the Company overseas , the Company may need to pass your personal data to the person, firm or company with whom you are working anywhere in the world and you hereby expressly consent to the Company doing so.

         12.3 In the event that the Company needs to process any "sensitive personal data" (as defined by the DPA) in relation to you for its legitimate business needs, you undertake to sign on request such express consents as may be required to enable it to do so.

13.      TELECOMMUNICATIONS

         13.1 The Company has the right to monitor any and all aspects of its telephone and computer systems that are made available to you and to monitor, intercept and/or record any communications made by you, including any type of telephone, e-mail, internet communications, for any purpose authorised under the Telecommunications (Lawful Business Practice) Regulations 2000 and any amending or supplementary legislative or regulatory requirements and you hereby expressly consent to the Company doing so.

         13.2 You are required to comply with all aspects of any policies that may from time to time be published by the Company concerning the use by its employees of equipment of the type referred to in Clause 13.1 that it may make available for their use.

14.      NOTICES

         14.1 Any notice or other communication required or permitted to be given or made under this Contract shall be in writing and may be delivered to the relevant party personally or sent by first class prepaid letter to the address of that party specified in this Contract or to the party's facsimile number at that address or to such other address or facsimile number as may be notified from time to time for this purpose by that party. Service at the last notified address or facsimile number shall be effective for the purposes of this Contract notwithstanding the fact that either party may subsequently have changed its address or facsimile number without having notified the other party under the provisions of this Clause.

         14.2 Unless the contrary shall be proved each such notice or communication shall be deemed to have been received, if by letter, 72 hours after posting and, if by personal delivery, when delivered. A notice by facsimile shall be deemed received upon receipt by the sender of the correct answer back message.

15.      APPLICABLE LAW

         English law shall apply to this Contract and the parties to this Contract submit to the jurisdiction of the English courts.

THESE TERMS AND CONDITIONS:

         The terms and conditions contained herein are the terms on which you are employed from the date hereof. These terms replace any previous particulars or terms and conditions of employment subject to any rights or liabilities arising before the date hereof.




                                WORLD GAMING PLC




         SIGNED:  BY:                                DATE
                      -----------------------------       -------------
                      ANTHONY DANIEL MORAN (CEO)




         SIGNED:                                     DATE
                  ---------------------------------       -------------
                  JONATHAN MOSS (EMPLOYEE)

             ACKNOWLEDGEMENT OF RECEIPT OF PARTICULARS OF EMPLOYMENT
             -------------------------------------------------------


         The Employee hereby acknowledges receipt of a duplicate copy of this Contract and all additional materials referred to in it.



SIGNED:  Jonathan C. Moss
         ------------------------
         JONATHAN MOSS (EMPLOYEE)



DATED:          16/11/04            2004
         --------------------------



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